EXHIBIT 99.2

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

Certain financial information included in Exhibit 99.1 was determined by methods other than in accordance with GAAP, as follows:

•                 “Tangible common book value per share” is defined as total shareholders’ equity, excluding preferred stock, net of discount, and common stock warrant, reduced by goodwill and other intangible assets, divided by total common shares outstanding. Management believes this measure is important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•                 “Tangible common equity to tangible assets” is defined as total shareholders’ equity, excluding preferred stock, net of discount, and common stock warrant, reduced by goodwill and other intangible assets, divided by the difference of total assets less goodwill and other intangible assets. Management believes this measure is important to investors who are interested in evaluating the adequacy of our capital levels.

•                 “Efficiency ratio” is defined as non-interest expense divided by the sum of net interest income and non-interest income. Management believes that this measure is important to investors who are interested in comparing the performance of our core business operations.

•                 “Pre-tax, pre-provision income” is defined as income before income taxes reduced by provision for loan losses. Management believes that pre-tax, pre-provision income is important to investors as it shows income trends without giving effect to loan loss provision.

You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures used by other companies. The following tables present a reconciliation to provide a more detailed analysis of these non-GAAP performance measures:

(Unaudited)	2010 Q3	2010 Q2	2010 Q1	2009 Q4	2009 Q3

Tangible Shareholders’ Equity:
Total shareholders’ equity	123,838	100,782	98,407	96,292	92,772
Less: Goodwill	—	—	—	—	—
Preferred stock, net of discount	(29,701)	(29,678)	(29,655)	(29,632)	(29,609)
Warrant	(453)	(453)	(453)	(453)	(453)
Total tangible common equity	$93,684	$70,651	$68,299	66,207	62,710

Tangible common equity to tangible assets	6.59%	5.08%	4.94%	4.76%	4.69%
Total shares outstanding	12,194,884	5,646,368	5,648,384	5,646,338	4,792,944
Tangible common book value per share	$7.68	$12.51	$12.09	11.73	13.08

(Unaudited)	2010 Q3	2010 Q2	2010 Q1	2009 Q4	2009 Q3
(Dollars in thousands)

Non-interest expense	$8,319	$6,711	$6,509	$4,968	$5,019

Net-interest income	12,333	13,343	13,249	13,201	11,424
Non-interest income	1,295	894	687	(1,376)	1,353
Net revenues	$13,628	$14,237	$13,936	$11,825	$12,777

Efficiency Ratio	61.04%	47.14%	46.71%	42.01%	39.28%

(1)    The efficiency ratio for the three months ended September 30, 2009 was incorrectly reported as 47.14% in the press release   issued on October 29, 2010. The efficiency ratio for this period should have been reported as 39.28%.

(Unaudited)	2010 Q3	2010 Q2	2010 Q1	2009 Q4	2009 Q3
(Dollars in thousands)

(Loss) income before income taxes	$(1,474)	$1,511	$1,354	$1,276	$1,161
Provision for loan loss	7,193	4,450	4,600	4,150	5,250
Income tax (benefit) expense	(785)	1,190	1,098	1,056	972
Pre-tax, pre-provision income	$4,934	$7,151	$7,052	$6,482	$7,383

(2)    The pre-tax, pre-provision for the three months ended September 30, 2010, December 31, 2009 & September 30, 2009 was incorrectly reported as $7,427, $11,758 & $7,758 in the press release issued on October 29, 2010. The pre-tax, pre-provision for these periods should have been reported as $7,052, $6,482 & $7,383

This exhibit contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, our use of non-GAAP financial measures. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “outlook,” “estimate,” “continue,” “predict,” “project”,   “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date of this filing, and Tennessee Commerce Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this filing. Tennessee Commerce Bancorp, Inc. is not responsible for updating the information contained in this exhibit beyond the published date.